Exhibit 99.1

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,406,063	$8,365,224
Receivables, net	492,683	604,325
Prepaid expenses	1,034,795	1,807,649
Other receivables	359,438	344,859
Related party receivable	301,607	335,245
Current assets of discontinued operations	-	20,940,282
Total current assets	31,594,586	32,397,584

PROPERTY AND EQUIPMENT, net	399,320	773,682
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	924,338	230,097
INTANGIBLE ASSETS, net	7,549	142,076
GOODWILL	14,595,783	14,595,783
OTHER ASSETS	69,710	21,082
LONG TERM ASSETS OF DISCONTINUED OPERATIONS	-	9,445,875
TOTAL ASSETS	$47,591,286	$57,606,179

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$936,381	$1,100,520
Accrued expenses and other	7,236,521	1,272,156
Deferred revenue	980,786	1,176,636
Current portion of capital lease obligations	60,031	104,254
Current portion of notes payable	2,362	37,454
Current liabilities of discontinued operations	-	19,931,745
Total current liabilities	9,216,081	23,622,765

DEFERRED REVENUE	148,002	309,190
CAPITAL LEASE OBLIGATIONS, less current portion	38,217	73,909
OTHER DEFERRED LIABILITY	75,120	236,258
NOTES PAYABLE, less current portion	-	2,432
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	-	871,216

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 31,179,066 and 31,037,656 shares issued and outstanding at December 31, 2010 and
December 31, 2009, respectively	311,791	310,377
Additional paid-in capital	309,898,584	309,480,331
Accumulated deficit	(272,053,016)	(277,315,848)
Total Hollywood Media Corp shareholders' equity	38,157,359	32,474,860
Non-controlling interest	(43,493)	15,549
Total shareholders' equity	38,113,866	32,490,409
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$47,591,286	$57,606,179

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	TWELVE MONTHS ENDED December 31,		THREE MONTHS ENDED December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

NET REVENUES	$3,995,177	$4,518,548	$1,014,084	$1,077,148

OPERATING COSTS AND EXPENSES
Editorial, production, development and technology	2,630,870	2,569,354	656,686	625,144
Selling, general and administrative	3,752,175	4,340,061	468,495	1,061,897
Payroll and benefits	4,797,414	4,872,398	1,203,534	1,582,682
Depreciation and amortization	541,326	743,995	101,746	177,313

Total operating costs and expenses	11,721,785	12,525,808	2,430,461	3,447,036

Loss from operations	(7,726,608)	(8,007,260)	(1,416,377)	(2,369,888)

EARNINGS (LOSSES) OF UNCONSOLIDATED INVESTEES
Equity in earnings of unconsolidated investees	734,288	2,006,498	97,449	93,592
Impairment loss	-	(5,000,000)	-	-
Total equity in earnings (losses) of unconsolidated investees	734,288	(2,993,502)	97,449	93,592

OTHER INCOME (EXPENSE)
Interest, net	117,319	16,161	106,582	7,539
Other, net	84,991	48,059	(47,171)	9,592

Loss from continuing operations	(6,790,010)	(10,936,542)	(1,259,517)	(2,259,165)

Gain on sale of discontinued operations, net of income taxes	6,088,936	614,572	5,582,034	142,085
Income from discontinued operations	5,917,849	4,699,144	1,741,168	1,696,995

Income from discontinued operations	12,006,785	5,313,716	7,323,202	1,839,080

Net income (loss)	5,216,775	(5,622,826)	6,063,685	(420,085)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	46,057	2,409	8,005	35,230

Net income (loss) attributable to Hollywood Media Corp	$5,262,832	$(5,620,417)	$6,071,690	$(384,855)

Basic and diluted income (loss) per common share
Continuing operations	$(0.22)	$(0.36)	$(0.04)	$(0.07)
Discontinued operations	0.39	0.18	0.24	0.06
Total basic and diluted net income (loss) per share	$0.17	$(0.18)	$0.20	$(0.01)

Weighted average common and common equivalent shares
outstanding - basic and diluted	30,937,619	30,584,902	30,988,851	30,642,730